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Exhibit 23.2

Consent of Independent Auditor

Centennial Resource Development, Inc.
Denver, Colorado

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement (No. 333-219739) of our report dated July 19, 2017, relating to the statement of revenues and direct operating expenses associated with the oil and natural gas properties acquired by Centennial Resource Development, Inc. ("Centennial") from GMT Exploration Company, LLC, included in Centennial's current report on Form 8-K/A filed on August 7, 2017.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas
September 15, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

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  Exhibit 23.2
Consent of Independent Auditor